Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2012 Financial Results

-10th consecutive quarter of traffic growth drives revenues up 6.2%-

WINTER PARK, Fla.--(BUSINESS WIRE)--July 27, 2012--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 24, 2012.

Highlights for the second quarter of 2012 were as follows:

The Company reported net income applicable to preferred and common shareholders of $5.8 million or $0.17 per diluted share in the second quarter of 2012. In the comparable period of 2011 a tax benefit of $4.4 million contributed to GAAP earnings. Excluding the second quarter 2011 tax benefit, earnings per diluted share for the second quarter of 2012 increased 70% to $0.17 from $0.10. (See accompanying Reconciliation of Non-GAAP Financial Measure table.)

Total revenues in the second quarter rose 6.2% to $97.7 million compared to $92.0 million in the prior year.

  Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 6.0%.
  Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 2.3%.

Total operating costs in the second quarter increased by 6.1% or $5.1 million, compared to the second quarter of 2011.

  Food and beverage costs, as a percentage of restaurant sales, increased 170 basis points in the second quarter to 32.2% and continue to be driven by unfavorable beef costs.
  Restaurant operating expenses, as a percentage of restaurant sales, decreased 60 basis points in the second quarter to 51.1% as increased sales leverage offset higher health insurance costs.
  Marketing and advertising costs, as a percentage of total revenues, decreased 90 basis points to 2.5% in the second quarter due to a timing shift in local media advertising to the third and fourth quarters of 2012.
  General and administrative expenses increased $0.9 million to $6.2 million in the second quarter due to increased personnel costs.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “Our business momentum continued during the quarter led by the ninth consecutive quarter of comparable store sales growth and the tenth straight period of traffic growth at our Ruth’s Chris brand despite a challenging environment. We are also pleased with the recent sales improvement at Mitchell’s and are excited about the efforts of the new leadership team that has been in place just a few short months. While beef costs continued to pose a significant headwind, through the combined efforts of our entire team we drove strong second quarter results.”

O’Donnell added, “We enter the second half of 2012 excited about our future growth prospects and with a healthier capital structure, we are better positioned for earnings leverage to drive improved profitability and creating more value for our shareholders.”

At the end of the second quarter of 2012, the Company had $71 million in debt outstanding under its senior credit facility, a decrease of $6 million from $77 million at the end of the first quarter of 2012.

A new Ruth's Chris Steak House located at Harrah's casino in Cherokee, NC opened in May 2012 under a management agreement between the Company and the Eastern Band of Cherokee Indians. Additionally a second franchise-owned restaurant located in Dubai was opened in April 2012.

A Company-owned Ruth’s Chris Steak House is scheduled to open in Cincinnati, OH in November 2012 and management anticipates that an additional three franchise-owned restaurants will open in 2012. The Company continues to work towards developing new Ruth’s Chris Steak Houses in the future. At this time, the Company’s plans for 2013 include opening a new company-owned restaurant in Denver, CO, relocating its Houston, TX location and opening four to five franchise locations.

Review of Second Quarter 2012 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $97.7 million in the second quarter of 2012 compared to $92.0 million in the same quarter last year.

Company-owned restaurant sales increased 5.6% to $91.8 million for the second quarter of 2012 from $86.9 million in the same quarter last year. Total operating weeks for all brands during the second quarter increased to 1,105 from 1,104.

Ruth’s Chris Steak House Sales

  63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2012 compared to 62 at the end of the prior year second quarter.
  Total operating weeks for the quarter increased to 819 from 818, and exclude discontinued operations in Santa Barbara, CA.
  Average weekly sales for Ruth’s Chris Steak House were $87.5 thousand in the second quarter of 2012, an increase of 6.5% compared to $82.2 thousand in the second quarter of 2011.
  For the second quarter of 2012, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 6.0%, which consisted of an entrée increase of 3.8% along with an average check increase of 2.1%.

Mitchell’s Fish Market Sales

  19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the second quarter of 2012 compared to 20 at the end of the prior year second quarter.
  Total operating weeks for the quarter were flat year-over-year at 247, and exclude discontinued operations in Glenview, IL.
  Average weekly sales at Mitchell’s Fish Market were $73.3 thousand in the second quarter of 2012, an increase of 2.3% compared to $71.7 thousand in the second quarter of 2011.
  Comparable restaurant sales at Mitchell’s Fish Market increased 2.3%, which consisted of an entrée increase of 3.2% and an average check decrease of 0.9%.

Franchise Income

  69 franchise-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2012 compared to 67 at the end of the prior year second quarter.
  Franchise income increased 12.6% to $3.2 million in the second quarter of 2012 from $2.9 million in the prior year period, partially driven by the opening of two new locations in the second half of 2011 (Grand Rapids, MI and Asheville, NC) and one new location in the second quarter of 2012 (Dubai Marina).
  Comparable franchise-owned restaurant sales increased 4.4% in the second quarter of 2012, which consisted of an entrée increase of 0.2% and an average check increase of 4.2%. The increase was driven by a 6.1% increase in domestic comparable franchise-owned restaurant sales.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is reiterating its full year 2012 outlook:

  Cost of goods sold of 31.5% to 32.5% of restaurant sales
  Restaurant operating expenses of 51.0% to 52.0% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues
  General and administrative expenses of $25 million to $26 million
  Effective tax rate of 28% to 32%
  Capital expenditures of $10 to $12 million

Conference Call

The Company will host a conference call to discuss second quarter 2012 financial results today at 8:30 AM Eastern Daylight Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-457-1506. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 5470596. The replay will be available until August 3, 2012. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Columbus Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Winter Park, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s outlook on earnings, cash flow and operational flexibility. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss) - Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

Revenues:
Restaurant sales	$91,819	$86,947	$189,106	$181,111
Franchise income	3,243	2,881	6,698	5,938
Other operating income	2,651	2,198	2,911	2,698

Total revenues	97,713	92,026	198,715	189,747

Costs and expenses:
Food and beverage costs	29,537	26,560	60,664	55,444
Restaurant operating expenses	46,938	44,976	94,432	91,315
Marketing and advertising	2,419	3,167	4,159	6,097
General and administrative costs	6,227	5,353	13,112	11,230
Depreciation and amortization expenses	3,639	3,649	7,346	7,360
Pre-opening costs	75	41	120	42
Restructuring benefit	-	-	-	(502)

Total costs and expenses	88,835	83,745	179,833	170,985

Operating income	8,878	8,280	18,882	18,761

Other expense:
Interest expense, net	(598)	(739)	(1,079)	(1,569)
Debt issuance costs written-off	-	-	(807)	-
Other	(47)	(219)	(60)	(419)

Income from continuing operations before income tax expense	8,233	7,322	16,936	16,773
Income tax expense (benefit)	2,392	(1,814)	4,983	1,032

Income from continuing operations	5,841	9,136	11,953	15,741
Loss (income) from discontinued operations, net of income tax benefit (expense)	9	(70)	26	(397)

Net income	$5,832	$9,206	$11,927	$16,138

Preferred stock dividends	-	623	514	1,247

Accretion of preferred stock redemption value	-	88	73	176

Excess of redemption value over carrying value of preferred shares redeemed	-	-	35,776	-
Net income (loss) applicable to preferred and common shareholders	$5,832	$8,495	$(24,436)	$14,715
Basic earnings (loss) per common share:
Continuing operations	$0.17	$0.20	$(0.71)	$0.34
Discontinued operations	-	-	-	0.01
Basic earnings (loss) per share	$0.17	$0.20	$(0.71)	$0.35

Diluted earnings (loss) per common share:
Continuing operations	$0.17	$0.20	$(0.71)	$0.33
Discontinued operations	-	-	-	0.01
Diluted earnings (loss) per share	$0.17	$0.20	$(0.71)	$0.34

Shares used in computing net income (loss) per common share:
Basic	34,304,948	34,075,604	34,237,788	34,037,818
Diluted	35,133,637	43,233,207	34,237,788	43,196,850

RUTH'S HOSPITALITY GROUP, INC
Selected Balance Sheet Data
(dollar amounts in thousands)

	(Unaudited)
	June 24,	December 25,
	2012	2011
Cash and cash equivalents	$4,489	$3,925
Total assets	230,475	240,220
Long-term debt	71,000	22,000
Total shareholders' equity	76,577	99,640

Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-cash items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure (Unaudited - amounts in dollars, except share data)

	13 Weeks Ended
	June 24,	June 26,
	2012	2011
GAAP net income applicable to preferred and common shareholders	$5,832	$8,495
Net impact of excluding certain tax benefits - See Note	-	(4,371)
Non-GAAP net income applicable to preferred and common shareholders	$5,832	$4,124

Non-GAAP diluted earnings per share	$0.17	$0.10

Shares:
Weighted average number of common shares outstanding - basic	34,304,948	34,075,604
Dilutive shares	828,689	536,913
Dilutive convertible preferred stock	-	8,620,690
Weighted-average number of common shares outstanding - diluted	35,133,637	43,233,207

Note - excludes the 2011 beneficial impact of a reduction of the valuation allowance on certain state deferred tax assets.

CONTACT:
ICR
Media:
Alecia Pulman, 203-682-8224
apulman@icrinc.com
or
Investor Relations:
Fitzhugh Taylor, 203-682-8261
ftaylor@icrinc.com